Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such omitted information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

CONFIDENTIAL

September 15, 2015

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”), effective as of September 15, 2015 (the “Effective Date”), is made and entered into by and between Seres Therapeutics, Inc. (formerly Seres Health, Inc.), a corporation organized and existing under the laws of Delaware, having its principal place of business at 215 First Street, Cambridge MA 02142, USA (“Seres”); and GenIbet BioPharmaceuticals, SA, a corporation organized and existing under the laws of Portugal, having its principal place of business at Edifício da Unidade Piloto do IBET, Estação Agronómica Nacional, Avenida da República, 2780-157 Oeiras, Portugal (“GenIbet”). Seres and GenIbet may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Seres desires to have SER-109, SER-262, SER-287 and other products (each a “Product” and collectively, the “Products”) manufactured by a third party for purposes of conducting clinical trials and commercial supply;

WHEREAS, GenIbet has expertise and cGMP-compliant facilities for the manufacture of products similar to the Products at its manufacturing facility located at Edifício da Unidade Piloto do IBET, Estação Agronómica Nacional, Avenida da República, 2780-157 Oeiras, Portugal (the “Facility”);

WHEREAS, GenIbet desires to modify a manufacturing suite for the manufacture of the Products and to supply such Products to Seres, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meaning given in Exhibit 1.

2.
areas
2.1
Dedicated Area in GenIbet’s Facility.
2.1.1
GenIbet shall modify the dedicated bacterial suite (including fermentation, and purification rooms), the non-dedicated preparation room and access hallways as depicted on Exhibit 2 in the Facility for the performance of the activities relating to the Manufacture of the Products under this Agreement (the “Seres Dedicated Area”), and the raw materials and

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product storage areas depicted on Exhibit 2 in accordance with the construction plans and requirements attached hereto as Exhibit 2.
2.1.2
GenIbet shall complete the construction, qualification and commissioning of the initial Seres Dedicated Area on or before [***] (the “Deadline”). The Deadline shall be equitably adjusted to reflect delays resulting solely from changes requested by Seres under Section 5 or otherwise by mutual agreement of the Parties.
2.1.3
GenIbet shall notify Seres upon completion of the Seres Dedicated Area that it is ready for acceptance. GenIbet shall provide Seres with all test results, evidence of conformance to applicable cGMP requirements, evidence of health, safety and environmental compliance as required under Section 9.7 hereof, and such other information reasonably requested by Seres for it to determine whether to accept or reject the Seres Dedicated Area.
2.1.4
Seres may only reject the Seres Dedicated Area if it does not fully comply with the agreed Project Plan and requirements of Exhibit 2. In this case, GenIbet shall correct the deficiencies so that the Seres Dedicated Area fully complies with the Project Plan and requirements of Exhibit 2 as promptly as possible and shall notify Seres that it is ready for acceptance. The date on which Seres accepts the Seres Dedicated Area is the “Area Acceptance Date”. If the Area Acceptance Date is more than [***] after the Deadline, Seres may terminate this Agreement without liability or elect in its sole discretion to renegotiate the terms of this Agreement.
2.1.5
The use of the Seres Dedicated Area during the Term (as defined in Section 15.1) is solely for the purpose of Manufacturing the Products and for related activities benefitting Seres, and GenIbet shall not use the Seres Dedicated Area for any other purpose not approved in advance by Seres in writing. GenIbet agrees to make the Seres Dedicated Area available to Seres personnel and their designees as and when requested by Seres, provided that (i) the total number of people inside the units at the same time complies, at all times, with the provisions of cGMP; (ii) Seres personnel and their designees do not, at any time or in any way, compromise the Manufacturing process, and (iii) Seres personnel are trained in GenIbet SOPs required for their presence in the unit during Manufacturing.
2.2
Non-Dedicated Area in GenIbet’s Facility
2.2.1
GenIbet will provide Seres with cGMP-compliant space that is sufficient for the Manufacture of Products in accordance with this Agreement, including (i) a preparation room; and (ii) storage spaces for Raw Materials, Consumables, process intermediates and Product (collectively, the “Non-Dedicated Area”).
2.2.2
The storage spaces within the Non-Dedicated Area will have the appropriate environmental controls for temperature and humidity to meet the environmental storage requirements per the most relevant material specifications defined by the vendor or relevant pharmacopeia. These requirements shall be further specified in the appropriate documents and the Quality Agreements.
2.2.3
GenIbet’s use of the Non-Dedicated Area for its other projects will not compromise: (i) Seres’s Manufacturing schedule in the Seres Dedicated Area or the quality

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of the Raw Materials, Consumables, process intermediates and Product; or (ii) the cGMP compliance status of the Facility and activities related to the Manufacture of Product.
2.3
Seres Specialized Equipment.
2.3.1
Seres has or may provide the specialized equipment (non-permanent installation equipment) identified on Exhibit 2 for use by GenIbet in Manufacturing Product on behalf of Seres (the “Specialized Equipment”). GenIbet agrees not to use the Specialized Equipment in performing services for itself or for third parties.
2.3.2
GenIbet shall maintain the Specialized Equipment in accordance with the manufacturer’s recommendations (other than as agreed with Seres) provided that the latest version of such recommendations is provided by Seres to GenIbet, as required to maintain the Specialized Equipment in accordance with this Agreement and the applicable Quality Agreement and otherwise in accordance with the maintenance plan set forth in the Product Manufacturing Plan.
2.4
Facility Closures. Within [***] after the Effective Date and on [***] thereafter, GenIbet shall propose to Seres a schedule showing all national and corporate holidays and Facility shutdowns for the next 12 months for Seres’ review and approval. GenIbet shall not close the Facility on any day other than the dates identified in such schedule without Seres’ prior approval.
3.
description of work
3.1
Manufacture and Supply.
3.1.1
From and after the Area Acceptance Date, GenIbet shall Manufacture and supply to Seres the Products in accordance with a Master Batch Record. Notwithstanding the foregoing, before GenIbet commences Manufacture of a Product hereunder, the Parties shall agree in writing upon a Product Manufacturing Plan. Within [***] of the Effective Date, the Parties will agree a global Product Manufacturing Plan for SER-109, which will be incorporated into this Agreement as Exhibit 3.
3.1.2
The specifications for a Product set forth in the applicable Product Manufacturing Plan and/or Master Batch Record may be amended by Seres from time to time in accordance with Section 5.
3.2
Forecasts and Purchase Orders.
3.2.1
Within [***] after the Effective Date, Seres shall provide to GenIbet a non-binding [***] forecast of its estimated requests for each Product and update it within [***] after each calendar [***] (beginning on [***], so that GenIbet shall [***] rolling forecast as to the needs of Seres). Following receipt of each forecast, and without limiting its obligations to supply the Product in accordance with this Agreement, GenIbet shall promptly provide Seres [***] GenIbet’s ability to provide the Product in accordance with such forecast.
3.2.2
Seres shall submit in writing or electronically purchase orders (“Purchase Orders”) for the Product to GenIbet. If Seres submits a Purchase Order to GenIbet without

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providing at least the Minimum Lead Time, GenIbet will not be required to deliver the ordered Product by the requested delivery date, but will use Commercially Reasonable Efforts to deliver the Product in the Purchase Order on the requested date, but in any event shall deliver the Product within the applicable Minimum Lead Time. The “Minimum Lead Time” for SER-109 is [***], and for other Products shall be as set forth in the applicable Product Manufacturing Plan.
3.2.3
Unless GenIbet expressly notifies Seres otherwise, GenIbet shall be deemed to have accepted any and all such Purchase Orders from Seres; provided that Purchase Orders (other than the Last Time Buy under Section 15.7.5) that exceed the forecasts by more than [***]% in any calendar quarter for the purchase of the Product shall not bind GenIbet for the excess quantity until such Purchase Orders for such excess quantity are accepted by GenIbet. Each Purchase Order shall identify the Product being ordered, the quantity being ordered and the desired shipping date.
3.3
Staffing Plan.
3.3.1
Within [***] after the Effective Date, GenIbet shall prepare for Seres’ review and approval a reasonable staffing plan. The staffing plan will include: at least [***], at least [***]. The [***] shall be agreed to by the Parties and stipulated in the applicable Purchase Order. Notwithstanding the foregoing, GenIbet shall employ a sufficient number of trained employees to ensure that GenIbet is able to meet its obligations under this Agreement, including Manufacture and delivery of Products in accordance with this Agreement (including delivery of the Products on or before the delivery date specified in the applicable Purchase Order).
3.3.2
GenIbet shall use Commercially Reasonable Efforts to guarantee that any absences due to illness and vacation of the trained personnel will not affect the compliance of its obligations, up to and including retaining appropriately experienced and trained staff for overtime work at its own expense.
3.3.3
The persons dedicated to Manufacture of Product may work on the manufacture of products for GenIbet or its other customers upon approval from Seres, which shall not be unreasonably withheld or delayed. Work for other customers shall not compromise cGMP compliance or delivery dates for the Products.
4.
Materials
4.1
Supply of Proprietary Materials. Except as otherwise set forth in the applicable Product Manufacturing Plan, Seres or its designees shall obtain and supply to GenIbet those certain proprietary Materials specified in the Product Manufacturing Plan and/or Master Batch Record as necessary to Manufacture the Product, within the deadlines foreseen in the Master Batch Record. Seres shall further provide to GenIbet such data and information as necessary to apprise GenIbet of the proper storage and safe handling requirements for the Materials delivered by Seres or its designees.
4.2
Non-Proprietary Materials. Seres or its designees shall instruct GenIbet regarding non-proprietary materials which will need to be obtained directly by GenIbet, including, but not limited to, type of materials, supplier/place of purchase and proper storage and safe handling requirements.

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4.3
Inspection and Storage of Materials. GenIbet shall handle and store the Materials in accordance with this Agreement and the applicable Quality Agreement. GenIbet shall inspect and release test the Materials to ensure that they meet the Materials specifications set forth in the applicable Master Batch Record. GenIbet shall retain aliquots of each Material shipment per the Master Batch Record to enable regulatory compliance and investigations.
5.
Changes to Product and/or Seres Dedicated Area.
5.1
Each Party promptly shall notify the other Party of new regulatory requirements of which it becomes aware which may reasonably be expected to impact the requirements for the Manufacture of Product under this Agreement and which are required by an applicable Regulatory Authority or Applicable Law, and shall confer with each other with respect to the best means to comply with such requirements. GenIbet shall have no obligation to Manufacture Product in compliance with the requirements of a Regulatory Authority not explicitly specified in the Product Manufacturing Plan and/or Master Batch Record.
5.2
If changes to the Seres Dedicated Area, Product Manufacturing Plan, and/or Master Batch Record are required of the Parties as a result of requirements set forth by a Regulatory Authority, and such changes apply solely to the Seres Dedicated Area and Manufacture and supply of one or more Products, then Seres and GenIbet will review such requirements and agree in writing to changes to the Seres Dedicated Area, Product Manufacturing Plan, and Master Batch Record, and [***].
5.3
If changes resulting from the requirements of a Regulatory Authority apply generally to one or more Products as well as to other products produced by GenIbet for itself or for third parties, or to the Non-Dedicated Area, then Seres and GenIbet will review such requirements and agree in writing to changes to the Non-Dedicated Area, Product Manufacturing Plan, and Master Batch Record, and [***].
5.4
Subject to the foregoing, and notwithstanding anything to the contrary herein, GenIbet shall not make any changes to the Seres Dedicated Area, Non-Dedicated Area, Product Manufacturing Plan, and/or Master Batch Record that would reasonably be expected to have an impact on Seres or the Products [***].
6.
Manufacture
6.1
Testing Prior to Delivery. GenIbet shall conduct in-process testing of each Batch of Product according to the applicable Master Batch Record prior to delivery of such Batch by GenIbet to Seres or its designee. Unless exclusively due to any act or omission by Seres, if an in-process Batch of Product is not compliant with the Master Batch Record, GenIbet shall, [***], handle, store, transport, treat and dispose of such Product according to all applicable laws, directives, codes, rules, regulations, ordinances, orders, permits, licenses, consents and other authorizations (including but not limited to the environment and employee health and safety). Notwithstanding the foregoing, if reprocessing, rework or reproduction is allowed pursuant to Seres’ regulatory submissions or approved by Seres, it shall be performed in accordance with the Quality Agreement and cGMP and, unless such reprocessing, rework, or reproduction results from Seres’ acts or omissions, [***] in connection with such reprocessing, rework or reproduction.
6.2
Facility. GenIbet shall Manufacture each Product at the Facility, utilizing the Seres Dedicated and Non-Dedicated Areas. GenIbet shall maintain, [***], the Facility (including, without

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limitation, the Seres Dedicated Area) in a state of repair and operating efficiency consistent with the requirements of cGMP and other Applicable Law.
6.3
In the event any change in the Product Manufacturing Plan for a Product requested by Seres or mandated by Applicable Law or any increase in order volume requested by Seres results in any regulatory or other costs to GenIbet, or requires that GenIbet make any expenditures at the Facility or within the Seres Dedicated Area or Non-Dedicated Area, such costs and expenditures shall be [***].
6.4
Acceptance and Rejection
6.4.1
GenIbet shall deliver to Seres, concurrently with the delivery of each Batch of Product, a Certificate of Compliance and such other documents and materials required to be delivered under the applicable Quality Agreement. Within [***] after delivery of any Batch of Product to Seres, Seres shall examine such Batch to determine whether the Product conforms to the Master Batch Record. No claims for non-compliance with the Master Batch Record or shortage in quantity of any individual shipment of any Product shall be valid unless made by written notice given within [***] from the date of delivery, except in the case of latent defects (defects not reasonably ascertainable upon a physical inspection of the Batch), in which case such claims shall be made in writing within [***]. Any such notice shall describe [***]. Failure to deliver a notice of non-conformance in the manner contemplated in this Section 6.4.1 shall constitute an acceptance of the applicable Batch by Seres.
6.4.2
If Seres notifies GenIbet under Section 6.4.1 that a shipment of Product has failed, in whole or in part, to meet the Master Batch Record, Seres will conduct [***]. If Seres determines that any part of the shipment fails to meet the Master Batch Record, Seres will provide [***] the results of Seres’ testing; it being understood and agreed [***] proprietary.
6.4.3
If the affected Product fails to conform to the Master Batch Record, GenIbet shall make up any shortfall and/or replace any non-conforming Product or rework any rejected Product, if applicable, [***]; provided that GenIbet shall have no liability or obligation to Seres under this Section 6.4.3 if any such defect or non-conformance is not due to [***]. Upon GenIbet’s instructions, Seres shall destroy or return, in either case at [***], any non-conforming Product; provided that if it is determined that any such defect or non-conformance is not due to [***].
6.5
Delivery. GenIbet shall deliver all Product FCA (Incoterms 2010) at the Facility. To the extent that Seres complies with the delivery dates regarding the supply to GenIbet of Materials and Specialized Equipment, GenIbet shall deliver to Seres the amount of Product specified in each Purchase Order no later than the dates specified therein. On or before the delivery date specified in the applicable Purchase Order, GenIbet shall, as directed by Seres, deliver the Product to a carrier designated by Seres or into storage at the Facility. All Purchase Orders shall be filled in compliance with the terms and conditions of this Agreement and the Master Batch Record, including any packaging, handling, storage and labeling requirements set forth on the Master Batch Record.
6.6
Storage. GenIbet will store Products [***] after GenIbet’s release or the period required by applicable cGMPs, whichever is longer (the “Storage Period”). The Storage Period may be extended only if agreed to by the Parties in writing. After the Storage Period, if GenIbet agrees to store Product longer, then GenIbet may charge the storage fees as set forth in Exhibit 4. GenIbet shall store all Products

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in accordance with Applicable Law and Seres’ reasonable instructions. Notwithstanding anything to the contrary in the foregoing, with respect to Product intended for commercial distribution, GenIbet shall maintain the amount of safety stock (the “Safety Stock”) of each Batch of Product in quantities to be agreed upon by the Parties in good faith at least [***] prior to the first expected delivery date of Product for commercial distribution. Such Safety Stock shall be stored in accordance Seres’ reasonable instructions and cGMPs, and shall be maintained for the period required by cGMPs, unless the Product Manufacturing Plan sets forth a longer period.
6.7
[***].
7.
INTELLECTUAL PROPERTY
7.1
Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, as between GenIbet and Seres, Seres shall own all right, title and interest arising under Applicable Law in and to all Products, Seres technology and labeling and trademarks associated therewith, including any improvements and modifications relating thereto, and any Inventions based on Seres’ Confidential Information (collectively, “Seres Intellectual Property”). Neither GenIbet nor any third party shall acquire any right, title or interest in Seres’ Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein. GenIbet hereby assigns (and will cause its personnel and any third parties involved in the performance of its obligations hereunder to assign) to Seres, without further compensation being due, any right, title and interest they may have in any Seres Intellectual Property. GenIbet agrees to take such steps and execute such documents as may be reasonably requested by Seres to perfect Seres’ ownership of Seres’ Intellectual Property.
7.2
License.
7.2.1
Subject to the terms of this Agreement, Seres will grant GenIbet on the Area Acceptance Date a non-exclusive, royalty-free, revocable license to (i) make the Products in the Seres Dedicated Area; and (ii) use the trademarks of Seres identified in the Product Manufacturing Plan solely in connection with its labeling of Products, in each case during the Term and solely at the Facility. Such licenses shall not be sublicensable, assignable or transferable in whole or in part. GenIbet’s use of Seres’ trademarks shall comply with Seres’ usage guidelines. GenIbet hereby assigns to Seres all goodwill associated with the use of Seres’ trademarks. In the event that GenIbet becomes aware of any possible or actual infringement by a third party of Seres’ Intellectual Property, it shall provide immediate written notice to Seres.
7.2.2
GenIbet hereby grants (and shall cause any third party licensors of Licensed Know-How to grant) Seres a non-exclusive, transferable, royalty-free, irrevocable, perpetual, worldwide license to use and modify any GenIbet Intellectual Property, together with a right to sublicense the GenIbet Intellectual Property and Licensed Know-How to any third party manufacturer solely for purposes of manufacturing products for Seres and its Affiliates and business partners. “GenIbet Intellectual Property” means any processes or know-how owned by or licensed to GenIbet that GenIbet uses to Manufacture the Products for Seres under this Agreement.

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7.3
Technology Transfer. Subject to the terms of this Agreement, Seres shall promptly provide GenIbet all the documentation, information, Specialized Equipment (including specifications therefor), and materials that are necessary for the Manufacture of the Products. All such documentation, information, Equipment and materials shall remain the sole and exclusive property of Seres.
7.4
Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.
7.5
Confidentiality of Intellectual Property. Intellectual Property shall be deemed to be the Confidential Information of the Party owning such Intellectual Property. The protection of each Party’s Confidential Information is described in Section 11.
8.
subcontractors

GenIbet shall not subcontract its obligations under this Agreement (other than with respect to the construction of Seres Dedicated Area) without the prior written consent of Seres, which consent shall not be unreasonably withheld or delayed. [***]. GenIbet shall cause its subcontractors to execute agreements with provisions substantially similar to the provisions in Sections 7, 11, and 12.2. Seres may revoke its approval of a subcontractor if the subcontractor breaches Section 7, 11, and 12.2 in any material respect.

9.
Regulatory and quality matters
9.1
Permits, Registrations and Licenses.
9.1.1
Seres will be responsible, [***], for obtaining, maintaining, updating and remaining in compliance with all permits, licenses and other authorizations during the Term of this Agreement, which are necessary or required under federal, state, and local laws, rules and regulations which are applicable to the use of Product Manufactured by GenIbet hereunder. GenIbet will be responsible for, [***], obtaining and maintaining all generally required permits, registrations and licenses applicable to the Facility and to the production of pharmaceutical and biological products generally to the extent required for GenIbet to carry out its regulatory and Manufacturing obligations hereunder.
9.1.2
Without limitation on the foregoing in Section 9.1.1, GenIbet will prepare and deliver to Seres a Site Master File (SMF) in accordance with the Quality Agreement. Seres may utilize the SMF only in connection with the preparation of regulatory filings related to the Products. Any other use of the SMF by Seres shall require the prior written approval of GenIbet.
9.2
Quality Agreement. Within [***] of the Effective Date, the Parties shall agree in writing to a revised Clinical Quality Agreement and within [***] of the Effective Date, the Parties shall agree in writing to a Commercial Quality Agreement. [***]. The Quality Agreements are intended to supplement this Agreement, and shall be incorporated in this Agreement in its entirety, except that in the event of a

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conflict between any term, condition or provision of this Agreement and any term, condition or provision of the Quality Agreements, the applicable term, condition or provision of the Quality Agreement shall control unless specifically set forth otherwise in this Agreement or otherwise agreed in writing by the Parties.
9.3
Facility Audits. Representatives (including internal and external auditors) of Seres and its Affiliates (a) shall upon [***] review GenIbet’s quality control procedures; and (b) may, during normal business hours and [***], conduct a supplier audit of the Facility and Seres Dedicated Area. GenIbet shall make available the Facility, Seres Dedicated Area and its personnel to representatives (including internal and external auditors) of Seres and its Affiliates for purposes of verifying that the Products are being Manufactured and supplied in accordance with the applicable Specifications and Applicable Law and that GenIbet is in compliance with the terms of this Agreement. GenIbet shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such audit.
9.4
Inspections by Regulatory Authorities. Seres shall give GenIbet advance notice, to the extent that advance notice is given to Seres, of any site visit to the Facility by any Government Authority, the purpose of which is to inspect the Manufacture of any Product or the compliance status of the Facility under Applicable Law, in accordance with the terms and conditions of the Quality Agreements. In any event, GenIbet shall advise Seres of the occurrence of any such visit immediately upon such visit, and GenIbet shall furnish to Seres all material information supplied to, or supplied by, any Government Authority, including the Form 483 (and foreign equivalent) observations and responses, to the extent that such information relates to such Product or the ability of GenIbet to comply with the terms of this Agreement or Applicable Law. In addition, and without limitation on the foregoing, to the extent permitted by the applicable Government Authority, representatives of Seres shall be permitted to participate in any such site visit by a Government Authority, and GenIbet shall provide Seres with a reasonable opportunity to review and comment upon any response to the Government Authority to the extent the response relates to Product prior to delivery to the Government Authority.
9.5
Adverse Event Reporting. Seres shall be responsible for reporting adverse events and complaints with respect to any Product (including the Materials), and for responding to any such reports and complaints, in accordance with the terms and conditions of the applicable Quality Agreement. GenIbet shall promptly notify Seres of any information GenIbet receives related to an adverse event or complaint.
9.6
Recalls. In the event Seres is required to recall any Product, or elects to institute a voluntary recall, Seres will be responsible for coordinating such recall. Seres will promptly notify GenIbet of such recall and provide GenIbet with a copy of all documents relating to such recall. GenIbet will cooperate with Seres in connection with any recall, [***], unless the recall is determined to have been necessitated by [***] to perform the Manufacturing activities at issue in accordance with Applicable Law or this Agreement. [***] will be responsible for all of the costs and expenses of recalls (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom Seres deems appropriate) ), except for recalls determined to have been necessitated by [***] to perform the Manufacturing activities at issue in accordance with Applicable Law or this Agreement, in which case [***] will be responsible for all of the costs and expenses of such recalls.
9.7
Health, Safety and Environmental Compliance. All Manufacturing operations are to be performed using appropriate safety measures and containment techniques as dictated by Applicable Law and industry standards. GenIbet shall be solely responsible for implementing and maintaining health and safety procedures for the Manufacture of Product and performance of services under this Agreement and

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for the handling of any materials or hazardous waste used in or generated by such activities. GenIbet, in consultation with Seres, shall develop safety and handling procedures for Materials and Product; provided, however, that Seres shall have no responsibility for GenIbet’s health and safety program. The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Manufacture of Product and other services under this Agreement shall be the responsibility of GenIbet at GenIbet’s cost and expense, unless otherwise agreed to in writing by the Parties for special situations or conditions. Without limiting other legally applicable requirements, GenIbet shall prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law.
9.8
Distribution within European Union. In the event that Seres seeks to distribute Product, including as an investigational medicinal product, within the European Union or any member states thereof, Seres will be responsible [***] for obtaining all permits, licenses and other authorizations required by Applicable Law.
10.
Charges, invoicing, payment and taxes
10.1
Charges.
10.1.1
The Charges under this Agreement are set forth in Exhibit 4.
10.1.2
The Charges under Section 1 of Exhibit 4 shall be adjusted [***] for fluctuations in the exchange rate between the United States Dollar and the Euro. The adjustment shall be as follows:

(Current Exchange Rate - Baseline Exchange Rate) / Baseline Exchange Rate, where

"Baseline Exchange Rate" means the Euro to Dollar exchange rate, as quoated in the Wall Street Journal published [***].

“Current Exchange Rate” means the Euro to Dollar exchange rate, as quoted in the Wall Street Journal published [***].

10.2
Invoicing.
10.2.1
GenIbet shall promptly invoice Seres for the fixed monthly charges under Section 1 of Exhibit 4 and the [***] under Section 2 of Exhibit 4 on a monthly basis in arrears. GenIbet shall send invoices to [***].
10.2.2
GenIbet shall invoice Seres for the per-Batch charges [***] for each Batch in accordance with Section 3 of Exhibit 4.
10.3
Payment Terms. Except as otherwise stated in Exhibit 4, Seres shall pay all undisputed amounts pursuant to this Agreement within [***] after receipt of an invoice therefor from GenIbet by direct wire transfer of United States Dollars in immediately available funds in the requisite amount to [***].
10.4
Disputed Amounts. In the event of any dispute on the amounts, [***].

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10.5
Taxes
10.5.1
Retained Taxes. Each Party will be responsible for the payment of any taxes, levies and charges on its own personal and real property, business and franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts (“Income Taxes”), in each case that are imposed by applicable Government Authorities (collectively, the “Retained Taxes”). If required by Applicable Law, Seres will be entitled to withhold an amount in respect of any Income Tax from any payment to GenIbet only to the extent GenIbet does not benefit of any exemption of withholding tax under applicable tax treaties or to the limit of any reduced withholding tax GenIbet may benefit under applicable tax treaties. Seres shall inform GenIbet in writing in advance of any such required tax withholding, as well as, of any reduced withholding tax or exemption of withholding tax GenIbet may benefit under applicable tax treaties and the respective formalities. If any amounts in respect of Income Taxes are withheld by Seres, Seres shall pay such amounts over to the applicable Governmental Authority and provide documentation to GenIbet evidencing such payment.
10.5.2
Export/Import Taxes. [***] shall be responsible for the taxes, duties, tariffs, consular fees, levies, penalties, and other charges imposed by applicable Governmental Authorities on the import or export of the of Products (“Export/Import Taxes”) to the extent such Party is responsible for such amounts in accordance with the Incoterms® 2010 delivery terms set forth in Section 6.5.
10.5.3
Other Taxes. [***] shall be responsible for all goods, VAT, sales, use, consumption and other similar taxes, levies and charges (other than Retained Taxes and Export/Import Taxes) imposed by applicable Governmental Authorities in connection with the delivery of the Products to Seres or any invoice. [***].
1.1.1
EU VAT Directive. Cross-Border sales of Products may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision, so that GenIbet is not required to charge VAT. In such case, with respect to each applicable jurisdiction, [***].
1.1.1
Cooperation. Each Party shall cooperate, as reasonably requested by the other, to minimize the amount of all amounts payable to Government Authorities under this Section 10.5, including by claiming any available exemption or any available refund, credit or other recovery, and by executing and filing any invoices, forms or certificates reasonably required, in each case, to the extent that doing so would not adversely affect such Party.
10.6
Audits. GenIbet shall maintain full and accurate financial records pertaining to amounts invoiced under this Agreement on a consistent basis and in accordance with GAAP for [***] after their creation or such longer period as may be required under Applicable Law. Such records shall include [***]. Upon Seres’ request, GenIbet will provide Seres or its independent auditor with access to [***].
10.7
Foreign Corrupt Practices Act. The Parties confirm that any compensation payable hereunder does not constitute remuneration or other means to attempt to corruptly influence a Government Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”)) to act in his official capacity to assist either Seres or GenIbet in obtaining or retaining business. In connection with each Party’s obligations under this Agreement, and to the extent the FCPA applies to either Party’s obligations under this Agreement, neither Seres nor GenIbet has made or offered, or hereafter will make or

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offer, directly or indirectly, any payment or inducement to a Government Official with the intent to corruptly influence a Government Official to act in his official capacity to assist either Seres or GenIbet in obtaining or retaining business. In connection with this Agreement, neither Party will give to or accept from any other person anything of value in order to obtain an improper business advantage. Any breach of the foregoing provision will be deemed a material breach of this Agreement that is not capable of relief and will entitle the nonbreaching Party to terminate this Agreement with immediate effect.
11.
CONFIDENTIALITY
11.1
Confidentiality Obligations. Each Party agrees that such Party will use reasonable efforts to keep confidential any Confidential Information of the other Party. The foregoing obligations will not apply to any information to the extent that:
11.1.1
Was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;
11.1.2
Was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;
11.1.3
Became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
11.1.4
Was subsequently lawfully disclosed to the receiving Party by a third party other than in contravention of a confidentiality obligation of such third party to the disclosing Party.

Each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, advising investors and the investment community of the results of activities hereunder (subject to the prior written consent of the other Party, which consent will not be unreasonably withheld), complying with applicable governmental regulations, granting a permitted sublicense of its rights hereunder or otherwise in performing its obligations or exercising its rights hereunder. If a Party is required to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to that other Party of such disclosure requirement, will cooperate with the other Party in its efforts to secure confidential treatment of such Confidential Information prior to its disclosure, and, except to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

11.2
Public Announcement; Agreement Terms. Except to the extent required by Applicable Law, neither Party shall make any public announcements concerning this Agreement or the terms hereof without the prior written consent of the other Party. The terms and conditions of this Agreement shall be Confidential Information of the Parties.
12.
REPRESENTATIONS, WARRANTIES, UNDERTAKINGS, AND COVENANTS
12.1
By Each Party. Each Party represents, warrants, undertakes and covenants to the other that: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and

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has full corporate power and authority to enter into this Agreement; (ii) it has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (c) its execution and delivery of this Agreement have been duly and validly authorized by all necessary action, and no other proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (iii) this Agreement has been duly authorized and validly executed and delivered by it and constitutes a legal, valid and binding obligation on it, enforceable against it in accordance with the terms of this Agreement.
12.2
By GenIbet. GenIbet represents, warrants, undertakes and covenants that: [***].
12.3
Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 12, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT AND ANY OTHER STATUTORY WARRANTY.
13.
INDEMNIFICATION
13.1
Indemnification by Seres. Seres shall indemnify, defend and hold GenIbet and its Affiliates, agents, employees, officers and directors (the “GenIbet Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of third party claims or suits related to: (a) Seres’ performance of, or failure to perform, its obligations under this Agreement; (b) breach by Seres of any of its representations, warranties, covenants and undertakings under this Agreement; and (c) GenIbet’s use of the Seres Intellectual Property in the manner expressly permitted under this Agreement; provided, however, that Seres’ obligations pursuant to this Section 13.1 will not apply to the extent such claims or suits result from the acts or omissions of any of the GenIbet Indemnitees or to the extent such claims or suits are the responsibility of GenIbet under Section 13.2.
13.2
Indemnification by GenIbet. GenIbet shall indemnify, defend and hold Seres and its Affiliates and business partners, and their respective agents, employees, officers and directors (the “Seres Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims or suits related to: (a) GenIbet’s performance of, or failure to perform, its obligations under this Agreement; (b) breach by GenIbet of any of its representations, warranties, covenants and undertakings under this Agreement; and (c) [***].
13.3
Notification of Claim . A Party seeking indemnification shall: (a) promptly notify (“Claim Notice”) the indemnifying Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto (provided that the failure to give a Claim Notice promptly shall not prejudice the rights of an indemnified Party except to the extent that the failure to give such prompt notice materially adversely affects the ability of the indemnifying Party to defend the claim or suit); (b) cooperate with the indemnifying Party in the defense of such claim or suit, at the expense of the indemnifying Party; and (c) if the indemnifying Party confirms in writing to the indemnified Party its intention to defend such claim or suit within [***] after receipt of the Claim Notice, permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel; provided that if the indemnifying Party fails to (i) provide such confirmation in writing within the [***] period; or (ii) diligently and reasonably defend such suit or claim at any time, its right to defend the claim or suit shall terminate immediately upon [***] written notice to the indemnifying Party and the

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indemnified Party may assume the defense of such claim or suit [***]. In no event, however, may the indemnifying Party [***].
14.
DISPUTE RESOLUTION
14.1
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the [***], which Rules are deemed to be incorporated by reference into this clause.
14.2
The number of arbitrators shall be [***]. The seat, or legal place, of arbitration shall be [***]. The language to be used in the arbitral proceedings shall be English.
14.3
The Parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such Party.
15.
TERM AND TERMINATION
15.1
Term. This Agreement will commence upon the Effective Date and shall continue in full force and effect for the period of [***] after the Effective Date, unless terminated earlier in accordance with this Agreement or extended in accordance with this Section 15.1 (the “Term”). Seres may extend the Term [***] on the then-current terms and conditions.
15.2
Termination for Convenience. Subject to the early termination fees in Section 15.3 of this Agreement, Seres may terminate this Agreement [***].
15.3
Early Termination Fees. In the event that Seres terminates the Agreement under Section 15.2 prior to the third anniversary of the Effective Date has expired, the following early termination fees will apply:
15.3.1
[***];
15.3.2
[***];
15.3.3
[***].
15.4
Termination for Cause.
15.4.1
Seres may terminate this Agreement upon a date set forth in a notice of termination if GenIbet breaches a material obligation under this Agreement and fails to cure it within [***] after notice of termination by Seres. Any such notice shall describe, in detail, the breach of the material obligation.
15.4.2
GenIbet may terminate this Agreement upon a date set forth in a notice of termination if Seres fails to make any payment in accordance with Section 10.3 and Exhibit 4 and fails to cure such failure within [***] after notice of termination.

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15.5
Termination for Insolvency. To the extent permitted under Applicable Law, within [***] after receiving notice of any of the following events, GenIbet with respect to Seres, and Seres with respect to GenIbet, shall have the right to terminate this Agreement forthwith on written notice: (a) dissolving or ceasing to do business; (b) making an assignment for the benefit of creditors; (c) being subject to the institution of insolvency, receivership, bankruptcy or other proceedings for settlement of debts, provided such proceedings have not been vacated within [***] and are being actively contested by such other Party; or (d) effecting a reorganization of its business or affairs using any creditor protection legislation.
15.6
Termination for Change of Control. Seres may [***] if there is a Change of Control of GenIbet.
15.7
Effect of Expiration or Termination.
1.1.1
In the event of termination or expiration of this Agreement, the Parties will endeavor to transition the Manufacturing services and technology transfer in such a manner as to not cause unreasonable inconvenience to either Party. The Parties will reasonably cooperate during such period to continue any such ongoing services and GenIbet shall perform such functions reasonably necessary or required in connection with the orderly wind-down of any active project as required by the terms of this Agreement and Applicable Law.
1.1.1
Promptly upon a termination of this Agreement or at the request of the disclosing Party, the receiving Party shall return to the disclosing Party all Confidential Information of the disclosing Party in its possession, except for one copy that may be retained solely for archive purposes in a confidential legal file. Furthermore, GenIbet shall promptly return all Seres-supplied Materials, Seres-supplied or paid-for equipment (including the Specialized Equipment), records, Product, retained samples, reference standards, data, reports and other property, information and/or know-how in recorded form that was provided by Seres, or generated in the performance of the services under this Agreement, that are owned by or licensed to Seres, excepting that required to be retained by Applicable Law, litigation holds or for regulatory compliance.
1.1.2
In the event of termination by GenIbet pursuant to Section 15.4 (Termination for Cause), Seres shall pay GenIbet for Manufacturing and other services completed up to the effective date of such termination within [***] of Seres' receipt of all results, reports, data, samples, and other deliverables to be provided pursuant to this Agreement. In the event the funds received by GenIbet prior to such termination exceed costs incurred to the date of termination, GenIbet shall refund the difference to Seres within [***] after the effective date of termination.
1.1.3
Upon any termination of this Agreement other than for GenIbet’s material breach, Seres: (i) shall purchase from GenIbet any existing inventories of Product conforming to the Master Batch Record and Manufactured in accordance with cGMP and the Master Batch Record, at the then-current per-Batch charge for the Manufacture of such Product under Section 3 of Exhibit 4; and (ii) may either: (a) purchase any Product in process held by GenIbet as of the date of the termination, at a price to be mutually agreed (it being understood that such price shall reflect, on a pro rata basis, work performed and non-cancelable, out-of-pocket expenses actually incurred by GenIbet with respect to the Manufacture of such in-process Product); or (b) reimburse GenIbet for all work performed and non-cancelable costs, and

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out-of-pocket expenses incurred by GenIbet and direct GenIbet to dispose of such material at [***] cost.
1.1.4
Upon a termination of this Agreement under Section 15.6, GenIbet (or its successor) shall: (i) continue to fill orders for Products submitted during the Run-Down Period; and (ii) fill a final order (the “Last Time Buy”) for Products notwithstanding the then-current forecast. GenIbet or its successor will maintain the ability to produce up to 24 Drug Substance and 24 Drug Product lots for a Last Time Buy during the Run-Down Period. The “Run-Down Period” means the 12 month period commencing on the effective date of termination.
1.2
Survival. The following Sections of this Agreement shall survive its termination for any reason: 2.1.4, 2.3, 6.6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17.3, 17.5, 17.6, 17.7, 17.8, 17.9, 17.10, 17.11, and 17.12.
2.
insurance
15.8
GenIbet shall provide the following insurance coverage in the amounts specified:
2.1.1
[***].
2.1.2
[***].
2.1.3
[***].
15.9
The foregoing insurance covers shall be primary and non-contributing with respect to any other insurance or self-insurance that may be maintained by Seres and its Affiliates. [***]. GenIbet shall cause its insurers to issue a letter from the applicable insurer that evidences that the covers and policy endorsements required under this Agreement are maintained in force. The insurers selected by GenIbet shall have an [***] rating of [***] or better.
15.10
In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire Term and for a period of not less than [***] following the termination or expiration of the Term. During the Term and such [***] period, GenIbet shall use Commercially Reasonable Efforts not to permit any insurance set forth in Section 16.1 to be reduced, expired or canceled without the prior written consent of Seres..
3.
MISCELLANEOUS
3.2
Independent Contractors. This Agreement does not create a joint venture, partnership, employment relationship or other agency relationship between the Parties or their Affiliates. Neither Party shall be obligated with respect to any transaction and no obligation or rights or liabilities of any kind whatsoever are created (or shall be deemed to be created) as a result of this Agreement, or any other written or oral statement or any further actions by the Parties, except in the case of this Agreement for the provisions expressly contained herein.
3.3
Assignment. Except to the extent and in the manner provided in this Section 17.2, the Parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a

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third party without the prior written consent of the other Parties, which consent may be withheld in each such other Party’s sole discretion. Any assignment not in conformance with this Section 17.2 shall be null, void and of no legal effect. Notwithstanding the foregoing:
3.3.1
a Party may transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise;
3.3.2
Seres may transfer or assign its rights and obligations under this Agreement without consent to an Affiliate; and
3.3.3
GenIbet may transfer or assign its rights and obligations under this Agreement without consent to an Affiliate that is at least as creditworthy as GenIbet.
3.4
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the express provisions of this Agreement.
3.5
Force Majeure. Neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, flood, the other Party’s non-performance, or other event that is both beyond the reasonable control of the respective Party and could not be avoided through reasonable precautions. The Party affected by such force majeure event will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If there is a force majeure event, the Party affected by the force majeure event is excused from any default or delay for as long as and to the extent that: (i) such circumstances prevail; (ii) the affected Party is not at fault in causing the force majeure event and could not have avoided the default or delay through the use of reasonable precautions; (iii) the affected Party continues to use its Commercially Reasonable Efforts to recommence performance. If the performance by GenIbet of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than [***], Seres shall have the right to either (i) [***]; or (ii) [***].
3.6
Entire Agreement of the Parties; Amendments; Waiver. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of this Agreement will be valid or effective unless made in writing and signed by each of the Parties. No waiver, modification or amendment of any other provision of this Agreement will be valid or effective unless made in writing and signed by both Parties. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.
3.7
Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

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3.8
Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the [***] without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction. It is hereby agreed that the United Nations’ Convention on Contracts for the International Sale of goods shall have no application to this Agreement and it is hereby specifically excluded.
3.9
Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or [***] after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [***] after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Parties.

If to Seres, addressed to:

Seres Therapeutics, Inc.
215 First St., Suite 100
Cambridge, MA 02142, USA
Attention: [***]
Fax:+16179450268

If to GenIbet, addressed to:

GenIbet Biopharmaceuticals
Estação Agronómica Nacional
Avenida da Rebública, 2780-157 Oeiras,Portugal
Attention: [***]
Fax:+351214469480

3.10
No Consequential Damages.
3.10.1
SUBJECT TO SECTION 17.9.2, IN NO EVENT WILL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE ANY OTHER PARTY OR ANY OF ITS AFFILIATES FOR: (I) SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE; OR (II) DIRECT DAMAGES IN EXCESS OF THE AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT.
15.10.1
Section 17.9.1 shall not apply to a Party’s obligations under [***].
3.11
Cumulative Remedies. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
3.12
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held

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to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one so long as the essential benefits of this Agreement remain enforceable and obtainable.
3.13
Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

[Signature page follows]

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In Witness Whereof, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

Seres Therapeutics, Inc.

By: /s/ Roger Pomerantz

Name: Roger Pomerantz, M.D.

Title: President and Chief Executive Officer

GenIbet BioPharmaceuticals

By: /s/ [***]

Name: [***]

Title: [***]

By: /s/ [***]

Name: [***]

Title: [***]

Exhibit 1

Definitions

As used in the Agreement, the following terms are defined as indicated:

“Active Pharmaceutical Ingredient” or “API” means the active pharmaceutical or biological ingredient as further set forth in the applicable Product Manufacturing Plan.

“Affiliate” means with respect to either Party, any business entity controlling, controlled by, or under common control with such Party. For the purpose of this definition only, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity; provided that, if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred per cent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

“Applicable Law” shall mean all international, national, federal, state, provincial and local laws, statutes, codes, guidelines, rules, regulations, ordinances, orders, decrees or other pronouncements of any governmental, administrative or judicial authority that apply to either of the Parties’ respective obligations hereunder, including cGMP.

“Batch” shall mean a specific quantity of product that (a) is intended to have uniform character and quality within specified limits, and (b) is Manufactured according to a single manufacturing order during the same cycle of manufacture as further specified in the applicable Product Manufacturing Plan.

“Certificate of Compliance” means a document signed by the designated quality manager of GenIbet in connection with the Manufacture of a Batch of Product that evidences such Batch’s compliance with cGMPs and Master Batch Record.

“Change of Control” means the occurrence of any one of the following: (a) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of GenIbet representing more than 50% of GenIbet’s outstanding voting securities or rights to acquire such securities; (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of the Facility or all or substantially all of the assets of GenIbet; or (c) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed.

“Commercially Reasonable Efforts” mean taking such steps and performing in such a manner as a well-managed company would undertake where such company was acting in a determined, prudent, and reasonable manner to achieve the particular result provided always that such steps are within the reasonable control of the Party required to exert such efforts.

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“Confidential Information” means any and all non-public and proprietary information that is specifically designated as such and that is disclosed by any Party to any other Party in written or other similar form in connection with this Agreement; provided, however, that in the case of such information that is disclosed orally, the disclosing party shall deliver the required designation in writing to the receiving Party within 30 days after such disclosure.

“Consumables” shall mean the consumable products and packaging supplies and components, including, without limitation, all of the raw materials and packaging supplied required by GenIbet to Manufacture a Product as set forth in the applicable Product Manufacturing Plan.

“Control” means, with respect to an item or an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any written agreement with any Third Party.

“Current Good Manufacturing Practices” or “cGMP” shall mean the following to the extent having jurisdiction over the Manufacture of a Product and/or the Facility and Seres Dedicated Area: (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR 210 and 211); (b) the Commission Directive 2003/94/EC, laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, and any amendment thereto; (c) the Commission Directive 2005/28/EC laying down principles and detailed guidelines for good clinical practice as regards investigational medicinal products for human use, as well as the requirements for authorisation of the manufacturing or importation of such products, and any amendment thereto; (d) the Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001, on the Community code relating to medicinal products for human use, and any amendment thereto; (e) the Guidelines on Good Manufacturing Practice for Medicinal Products for Human and Veterinary Use, approved by the European Commission and currently provided for at Eudralex - Volume 4 and any amendment thereto; (f) any local laws, statutes, codes, guidelines, rules, regulations, ordinances, orders, decrees or other pronouncements of any governmental, administrative authority enacting and/or implementing and/or regulating the provisions of (b) to (e), and (f) the PICS guidelines to good manufacturing practices in effect at any time during the Term of this Agreement. For the avoidance of doubt, when reference is made herein to “any amendment thereto” it shall include acts which supersede and replace the ones expressly provided for.

“Drug Product” shall mean the Drug Substance in its finished dosage form that is produced in accordance with the Master Batch Record.

“Drug Substance” shall mean the substance that is produced in accordance with the Master Batch Record and intended to be used in the manufacture of a drug product.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

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“Government Authority TC "Government Authority" \f C \l “5” ” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, or regulatory body.

“Intellectual Property” shall mean ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

“Inventions” shall mean any inventions, discoveries, innovations, methods, improvements, processes, techniques or other valuable developments, whether patentable or copyrightable or not, relating to Product, the API or their manufacture, arising out of the performance of services under this Agreement by GenIbet and/or any use of either Seres Intellectual Property and/or the API. For the avoidance of doubt, Inventions include Process Inventions, as defined below.

“Licensed Know-How TC "Government Authority" \f C \l “5” ” shall mean any and all technology, information, expertise, know-how, and/or trade secrets Controlled by GenIbet that is necessary or useful for the manufacture of the Product and/or the manufacture, use, sale, offer for sale, and importation of the Products.

“Manufacture,” “Manufacturing,” and “Manufactured” shall mean all operations of GenIbet in the scheduling, production, manufacturing, processing, packaging, labeling, testing, storage, quality control testing (including in-process, release, and stability testing when applicable) and release of Product.

“Master Batch Record” or “MBR” shall mean, with respect to each Product to be Manufactured hereunder, a formal set of instructions given by Seres for the Manufacture of each such Product. The MBR shall be developed and maintained in GenIbet’s standard format by GenIbet, as per Seres’ instructions and using master formulation and technical support.

“Materials” as used in this Agreement shall collectively mean all materials required for Manufacture of Product, including the API, Consumables, and Raw Materials.

“Process Inventions” shall mean any Inventions that are new manufacturing technologies, methods, processes or techniques, or are improvements to existing manufacturing technologies, methods, processes or techniques, and that are generally applicable to pharmaceutical products. For purposes of clarity, Process Inventions shall not include such Inventions that (i) are only applicable to Product, Seres Technology, the intellectual property of a collaborator and/or the API and/or (ii) require the use of Product, Seres Technology, the intellectual property of a collaborator and/or the API.

“Product Manufacturing Plan” shall mean an addendum to this Agreement for each Product Manufactured hereunder, which may include, without limitation, the Product, Product Specifications, Materials, Materials Specifications, Regulatory Authorities, the countries where such Product will be used in clinical trials, and pricing for such Product Manufactured under this Agreement.

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“Purchase Order” shall mean written orders from Seres to GenIbet which shall specify (a) the quantity of Product ordered, (b) the minimum number of employees and their status (e.g., full-time dedicated or part-time dedicated) to be engaged, (c) shipping instructions (e.g. choice of container, temperature requirements), (d) requested delivery dates, and (e) delivery destinations.

“Quality Agreement” shall mean individually, either the Clinical Quality Agreement or Commercial Quality Agreement and “Quality Agreements” shall mean the Clinical Quality Agreement and Commercial Quality Agreement collectively, both of which are addenda to this Agreement under which the Parties allocate the pharmaceutical responsibilities, as further set forth in Section 8.2.

“Raw Materials” shall mean all excipients, inactive ingredients and other substances used by GenIbet in the Manufacture of a Product, with the exception of API and Consumables, as specified in the applicable Product Manufacturing Plan.

“Regulatory Authority” shall mean those agencies or authorities responsible for regulation of the Product in the country where the Product is Manufactured and/or used in clinical trials.

“Site Master File” shall mean a document prepared by GenIbet containing specific and factual GMP information about the production and/or control of pharmaceutical manufacturing operations carried out at the Facility and any closely integrated operations at adjacent and nearby buildings.

“SOP” means GenIbet’s standard operating procedures applicable to the Manufacture of the Product.

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Exhibit 2

Seres Dedicated Area Project Plan

[***]

Attachment 2-1

Dedicated Area

[***]

|US-DOCS\136518098.3||

Attachment 3

Product Manufacturing Plan for SER-109

[***]

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Exhibit 4

Charges

[***]

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200 Sidney Street

Cambridge, MA 02139

Tel: 617-945-9626

www.serestherapeutics.com

September 14, 2020

GenIbet Biopharmaceuticals SA Via Email: [***]

Estação Acronómica Nacional

Avenida da República ACKNOWLEDGEMENT REQUESTED

2780-157 Oeiras, PORTUGAL

Attention: [***]

Re: Supply Agreement effective September 15, 2015, as subsequently amended and extended (the "Agreement") by and between Seres Therapeutics, Inc. ("Seres") and Genlbet BioPharmaceuticals SA ("Genlbet").

Dear [***]:

Pursuant to Section 15.1 of the Agreement, this letter serves as notice that Seres will extend the Term of the Agreement for an additional [***] on the now-current terms and conditions.

Please confirm receipt of this letter via email to [***]

Regards,

/s/John G. Aunins

John Auniņš, Ph.D.

Chief Technical Officer and Executive Vice President, CMC

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200 Sidney Street

Cambridge, MA 02139

Tel: 617-945-9626

www.serestherapeutics.com

September 07, 2021

GenIbet Biopharmaceuticals SA Via Email: [***]

Estação Acronómica Nacional

Avenida da República

2780-157 Oeiras, PORTUGAL

Attention: [***]

Re: Supply Agreement effective September 15, 2015, as subsequently amended and extended (the "Agreement") by and between Seres Therapeutics, Inc. ("Seres") and Genlbet BioPharmaceuticals SA ("Genlbet").

Dear [***]:

Pursuant to Section 15.1 of the Agreement, this letter serves as notice that Seres will extend the

Term of

the Agreement through [***], on the now-current terms and conditions.

Please confirm receipt of this letter by providing your e-signature below.

Best Regards,

/s/ David S. Ege

David S. Ege

EVP & Chief Technical Officer

Accepted and Agreed:

/s/[***]

[***]

|||

200 Sidney Street

Cambridge, MA 02139

Tel: 617-945-9626

www.serestherapeutics.com

December 6, 2021

GenIbet Biopharmaceuticals SA Via Email: [***]

Estação Acronómica Nacional

Avenida da República

2780-157 Oeiras, PORTUGAL

Attention: [***]

Re: Supply Agreement effective September 15, 2015, as subsequently amended and extended (the "Agreement") by and between Seres Therapeutics, Inc. ("Seres") and Genlbet BioPharmaceuticals SA ("Genlbet").

Dear [***]:

Pursuant to Section 15.1 of the Agreement, this letter serves as notice that Seres will extend the Term of the Agreement through [***], on the now-current terms and conditions.

Please confirm receipt of this letter by providing your e-signature below.

Best Regards,

/s/David S. Ege

David S. Ege

EVP & Chief Technical Officer

Accepted and Agreed:

/s/[***]

[***]

12/9/2021

|||

200 Sidney Street

Cambridge, MA 02139

Tel: 617-945-9626

www.serestherapeutics.com

March 22, 2022

Sent via email: [***]

GenIbet Biopharmaceuticals SA

Estação Acronómica Nacional

Avenida da República

2780-157 Oeiras, PORTUGAL

Attention: [***]

Re: Supply Agreement effective September 15, 2015, as subsequently amended and extended (the "Agreement") by and between Seres Therapeutics, Inc. ("Seres") and Genlbet BioPharmaceuticals SA ("Genlbet").

Dear [***]:

Pursuant to Section 15.1 of the Agreement, this letter serves as notice that Seres will extend the Term of the Agreement through June 30, 2023, on the now-current terms and conditions.

Best Regards,

/s/David S. Ege

David S. Ege

EVP & Chief Technical Officer

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